Exhibit 99.1

Gladstone Commercial Corporation Reports Results for the First Quarter Ended March 31, 2014

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., April 28, 2014 /PRNewswire/ -- Gladstone Commercial Corporation (NASDAQ: GOOD), or the Company, today reported financial results for the first quarter ended March 31, 2014. A description of funds from operations, or FFO, a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended March 31, 2014		As of and for the three months ended December 31, 2013	Change	% Change
Operating Data:
Total operating revenue	$ 17,136		$ 16,860	$ 276	1.6%
Total operating expenses	(23,736)		(9,542)	(14,194)	148.8%
Other expense	(6,914)		(6,984)	70	-1.0%
Net (loss) income	$ (13,514)		$ 334	$ (13,848)	-4146.1%
Dividends attributable to preferred stock	(1,023)		(1,023)	-	0.0%
Dividends attributable to senior common stock	(100)		(97)	(3)	3.1%
Net loss attributable to common stockholders	$ (14,637)		$ (786)	$ (13,851)	1762.2%
Real estate depreciation and amortization	6,720		6,453	267	4.1%
Impairment charge	13,958		-	13,958	100.0%
Funds from operations available to common stockholders	$ 6,041		$ 5,667	$ 374	6.6%

Share and Per Share Data:
Net loss attributable to common stockholders - basic and diluted	$ (0.93)		$ (0.05)	$ (0.88)	1760.0%
FFO available to common stockholders - basic and diluted	$ 0.38		$ 0.38	$ -	0.0%
Weighted average shares outstanding-basic	15,746,714		14,798,950	947,764	6.4%
Weighted average shares outstanding-diluted	16,063,693		15,095,381	968,312	6.4%
Cash dividends declared per common share	$ 0.375		$ 0.375	$ -	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 627,993	(1)	$ 642,353	$ (14,360)	-2.2%
Total assets	$ 678,882		$ 690,525	$ (11,643)	-1.7%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 489,447		$ 485,502	$ 3,945	0.8%
Total stockholders' equity	$ 169,850		$ 183,146	$ (13,296)	-7.3%
Properties owned	89		87	2	2.3%
Square feet owned	9,298,288		9,256,779	41,509	0.4%
Square feet leased	96.8%		96.8%	0.0%	0.0%

(1) Does not include real estate held for sale as of March 31, 2014.

First Quarter Activity:

  Acquired and Developed Properties:  Invested a total of $11.8 million at a weighted average cap rate of 10.2%. Acquired 2 properties consisting of 41,509 square feet for an aggregate purchase price of $10.0 million at a cap rate of 10.3%. Ongoing development includes the $5.5 million, 150,000 square foot expansion of an existing tenant's property; of which $1.8 million was expended during the quarter at an average cap rate of 9.8%;
  Assumed Debt:  Assumed a mortgage loan for $6.3 million, which is collateralized by the 2 properties acquired this quarter at a fixed interest rate of 5.6%;
  Extended Line of Credit: Extended the line of credit for one year to August 2017 and amended certain terms including reducing the applicable LIBOR margin by 25 basis points;
  Issued Common Stock: Issued 419,000 shares of common stock through the ATM program, resulting in net proceeds of $7.2 million;
  Recorded Impairment Charge: Recorded an impairment charge of $14.0 million on Roseville, Minnesota property; and
  Paid Distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on the common stock, $0.4843749 per share on the Series A Preferred Stock, $0.46875 per share on the Series B Preferred Stock, $0.4453125 per share on the Series C Term Preferred Stock and $0.2625 per share on the senior common stock.

Q1 2014 Results: FFO available to common stockholders for the three months ended March 31, 2014, was $6.0 million, or $0.38 per share, a 6.6% increase when compared to the three months ended December 31, 2013. FFO increased primarily due to the increase in operating revenues derived from the two properties acquired this quarter coupled with a full quarter of earnings from the two properties acquired during the fourth quarter of 2013, which was partially offset by an increase in interest expense due to the mortgage debt issued and assumed in the past two quarters coupled with an increase in overall operating expenses. FFO per share remained flat during the quarter as the additional revenue achieved from new acquisitions was offset by additional common shares issued during the first quarter.

Net loss attributable to common stockholders for the three months ended March 31, 2014, was $14.6 million, or $0.93 per share, compared to net loss available to common stockholders for the three months ended December 31, 2013, of $0.8 million, or $0.05 per share. A reconciliation of FFO to net loss for the three months ended March 31, 2014 and December 31, 2013, which the Company believes is the most directly comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company's President, Bob Cutlip: "Our financial results for the quarter reflect an increase in revenues from our real estate investments made during the past two quarters. The weighted average cap rate on our invested capital during the first quarter of 2014, including acquisitions and expansions, was 10.2%.We have successfully increased our total assets for 10 consecutive quarters. While we did take an impairment charge on one of our properties during the quarter, we believe the remainder of our portfolio is on solid footing. Additionally, we have a very strong pipeline today and expect to close a substantial amount of deals during the remainder of 2014. We also continue to focus on our portfolio, working with our existing tenants to extend leases scheduled to expire in 2015 and to re-lease our space that remains vacant. We are looking forward to an active 2014."

Subsequent to the end of the quarter:

  Acquired Property: Purchased a 61,358 square foot office property for $8.2 million at a cap rate of 8.5%,
  Issued Debt: Borrowed $4.9 million, collateralized by the above property at a fixed interest rate of 4.9%;  and
  Declared Distributions: Declared monthly cash distributions for April, May and June 2014 totaling $0.375 per share on the common stock, $0.4843749 per share on the Series A Preferred Stock, $0.46875 per share on the Series B Preferred Stock, $0.4453125 per share on the Series C Term Preferred Stock and $0.2625 per share on the senior common stock.

Conference Call: The Company will hold a conference call on Tuesday, April 29, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (888) 734-0328 and use code 25652881 to enter the conference call. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through May 29, 2014. To hear the replay, please dial (800) 585-8367 and use conference number 25652881. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company's website through June 29, 2014.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through April 2014, the Company has paid 112 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 100 consecutive monthly cash distributions on its Series A Preferred Stock, 91 consecutive monthly cash distributions on its Series B Preferred Stock, 27 consecutive monthly cash distributions on its Series C Term Preferred Stock and 49 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since inception, over 11 years ago. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company's Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC today.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, grow its portfolio, and negotiate to extend leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 18, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT: Gladstone Commercial Corporation, +1-703-287-5893